Exhibit 99.1

For Immediate Release

Overseas Shipholding Group, Inc. Announces Management Changes

New York, NY – April 4, 2013 - Overseas Shipholding Group, Inc., announced today that it has implemented a reduction in force intended to improve operational efficiencies in connection with the Company’s restructuring efforts. As part of the reduction in force, Myles R. Itkin has left the Company as Executive Vice President, Chief Financial Officer and Treasurer of the Company.

Captain Ian T. Blackley will serve as the Chief Financial Officer and Treasurer of the Company effective immediately. Captain Blackley has been the Senior Vice President and Head of International Shipping Operations.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG), is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental performance. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Contacts:

Chuck Burgess The Abernathy MacGregor Group (212) 371-5999 CLB@abmac.com	OSG Media Hotline (212) 578-1612